AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

MORGAN CREEK CAPITAL MANAGEMENT, LLC

301 West Barbee Chapel Road, Suite 200

Chapel Hill, North Carolina 27517

Morgan Creek Global Equity Long/Short Institutional Fund

301 West Barbee Chapel Road, Suite 200

Chapel Hill, North Carolina 27517

Dear Sirs:

Morgan Creek Capital Management, LLC herewith confirms our agreement with you as follows:

1.   You are a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). You engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Investment Management Agreement dated as of October 1, 2011 (the “Investment Management Agreement”), you have employed us to manage the investment and reinvestment of such assets with respect to the Morgan Creek Global Equity Long/Short Institutional Fund (the “Fund”). We entered into this Expense Limitation Agreement with the Fund on October 3, 2011 and both parties contemplated that it might be amended and restated from time to time to, among other things, extend the term of the Expense Limitation Agreement.

2.   We hereby agree that, notwithstanding any provision to the contrary contained in the Investment Management Agreement, we shall limit as provided herein the aggregate ordinary operating expenses of every character incurred by the Fund, including but not limited to the fees (“Investment Management Fee”) payable to us pursuant to the Investment Management Agreement (the “Limitation”). Expenses excluded from the Limitation include: (i) Acquired Fund Fees and Expenses, (ii) any taxes paid by Global Equity Long/Short Master Fund, (iii) expenses incurred directly or indirectly by the Fund as a result of expenses incurred by portfolio funds of Global Equity Long/Short Master Fund, (iv) dividends on short sales, if any, and (v) any extraordinary expenses not incurred in the ordinary course of the Fund's business (including litigation expenses, taxes, interest expenses, and brokerage expenses). Under the Limitation, we agree that through the expiration date set forth in Schedule A (the “Expiration Date), such expenses shall not exceed a percentage (the “Percentage Expense Limitation”) of the Fund’s average daily net assets equal to the amount set forth in Schedule A. To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the “Prorated Limitation”). The Prorated Limitation shall be compared to the Fund’s expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the “Allowable Expenses”). If Investment Management Fee and the Fund’s other expenses for the current day exceed the Allowable Expenses, Investment Management Fee for the current day shall be reduced by such excess (“Unaccrued Fees”). In the event such excess exceeds the amount due as Investment Management Fee, we shall be responsible for the additional excess (“Other Expenses Exceeding Limit”). Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that (1) no such payment shall be made to us after one year from the Expiration Date, (2) such payment shall be made only to the extent that it does not cause the Fund’s aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation, and (3) no such payment shall be made to us to the extent that the aggregate of such payments would exceed the amount of offering expenses (as defined by the Financial Accounting Standards Board) recorded by the Fund for financial reporting purposes on or before the Expiration Date.

3.   Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing the Fund’s expenses outside the contours of this Agreement during any time period before or after the Expiration Date; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of the Fund’s expenses incurred after the Expiration Date, or, except as expressly set forth herein, prior to such date.

4.   This Agreement shall become effective on August 1, 2012 and remain in effect for one year after the Expiration Date. After the Expiration Date, this Agreement may be terminated by either party hereto upon not less than 60 days’ prior written notice to the other party. Upon the termination or expiration hereof, we shall have no claim against the Fund for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

5.   This Agreement shall be construed in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

6.   This Agreement may be amended or modified only by written agreement signed by us and the Fund.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

MORGAN CREEK CAPITAL MANAGEMENT, LLC

By: ___________________________

Name: Mark Yusko

Title: Chief Executive Officer

Agreed to and accepted

MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

By:  /s/ Mark Yusko

Name: Mark Yusko

Title: President

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

MORGAN CREEK CAPITAL MANAGEMENT, LLC

By:  /s/ Mark Yusko

Name: Mark Yusko

Title: Chief Executive Officer

Agreed to and accepted

MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

By: ___________________________

Name: Mark Yusko

Title: President

Schedule A

To the Expense Limitation Agreement Between

Morgan Creek Global Equity Long/Short Institutional Fund

And

Morgan Creek Capital Management, LLC

July 31, 2012

Fund	Operating Expense Limit	Effective Date	Expiration Date
Morgan Creek Global Equity Long/Short Institutional Fund	1.35%	August 1, 2012	July 31, 2022